Exhibit 10.10

SEVENTH AMENDMENT

TO THE

AMENDED AND RESTATED DISTRIBUTION RIGHTS AGREEMENT

THIS SEVENTH AMENDMENT  TO AMENDED AND RESTATED DISTRIBUTION RIGHTS AGREEMENT (the “Seventh Amendment”) is made effective as of this          day of November, 2009 by and between Biovail Laboratories International SRL, a Barbados International Society with Restricted Liability and having a principal place of business at Welches, Christ Church, Barbados, BB17154, West Indies (“Biovail”) and SmithKline Beecham Corporation, a GlaxoSmithKline company, a corporation duly organized and existing under the applicable laws of the Commonwealth of Pennsylvania having a principal place of business at One Franklin Plaza, Philadelphia, PA 19102 (“GSK”).  GSK and Biovail are collectively referred to in this Seventh Amendment as “Parties” and individually as a “Party”.

WHEREAS, GSK and Biovail are parties to an Amended and Restated Distribution Rights Agreement, effective as of October 26, 2001, as amended on March 1, 2005, October 12, 2005, December 18, 2006, November 21, 2008, May 14, 2009 and September 16, 2009 (collectively, the “Agreement”);

WHEREAS, Exhibit 6.09 to the Agreement sets forth the procedures pursuant to which the Parties will exchange adverse event information;

WHEREAS, the Parties desire to amend Exhibit 6.09 to the Agreement as set forth in this Seventh Amendment.

NOW THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree to amend the Agreement as follows:

1.             Exhibit 6.09 to the Agreement is hereby deleted in its entirety and replaced by Attachment 1 to this Seventh Amendment in its place.

2.             All capitalized terms not otherwise defined in this Seventh Amendment will have meanings ascribed to them in the Agreement.

3.             Except as expressly amended by the terms of this Seventh Amendment, the provisions of the Agreement are unchanged, remain in full force and effect and are hereby ratified and confirmed except that each reference to “Agreement” or words of like import in the Agreement will mean and be a reference to the Agreement as amended by this Seventh Amendment.

4.             In all events, the terms and provisions of this Seventh Amendment shall be enforceable notwithstanding any conflicting term or provision set forth in the Agreement.  In the event of any conflict between any term or provision of this Seventh Amendment and any term or provision set forth in the Agreement, such term or provision of this Seventh Amendment shall prevail over such term or provision set forth in the Agreement.

5.             This Seventh Amendment will be construed, and the respective rights of the Parties determined, according to the substantive law of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

6.             This Seventh Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

7.             Nothing contained in this Seventh Amendment shall be deemed to imply or constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose.

8.             If a court of competent jurisdiction holds any provision hereof invalid or unenforceable, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from this Seventh Amendment.

[signatures follow]

IN WITNESS WHEREOF, the Parties have executed this Seventh Amendment to the Agreement on the date first above written.

SMITHKLINE BEECHAM CORPORATION d/b/a GLAXOSMITHKLINE		BIOVAIL LABORATORIES INTERNATIONAL SRL

By:	/s/ Ed Pattishall	By:	/s/ Jean-Luc Martre
Name: Ed Pattishall		Name: Jean-Luc Martre
Title: VP Clinical Safety		Title: VP Commercial Operations

EXHIBIT 6.09

Safety Data Exchange Schedule
Between
Biovail Laboratories International SRL (Biovail)
and
SmithKline Beecham Corporation (GSK)
for
the following products:

Zovirax® (Acyclovir) Cream, 0.05%
Zovirax® (Acyclovir) Ointment, 0.05%

1.1                                 Definitions:  Except as otherwise set forth in this Section 1.1, all capitalized terms used herein will have the meanings given to them in Amended and Restated Distribution Rights Agreement, as amended.

1.1.1                        Confidential Information

Any non-public information furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with these terms or generated pursuant to these terms that is, or which the Disclosing Party designates or would reasonably regard as being confidential.

1.1.2                        Day

A calendar day.

1.1.3                        Marketing Authorisation

Such authorisation(s) granted by the relevant regulatory authorities which are necessary to market the Medicinal Product in the Territory.

1.1.4                        Medicinal Product

Those medicinal products listed below with their respective generic names or compound numbers:

Zovirax® Ointment or Zovirax® Cream; each in the presentations and formulations in finished product form, as described below, or as developed by GSK under the terms of the Agreement.

Trade Product	GSK NDC	Pkg Size

Zovirax Ointment 3G	0173099341	1 tube
Zovirax Ointment 15G	0173099394	1 tube
Zovirax Cream 2G	TBA*	1 tube

*  To be assigned upon approval of the Zovirax Cream NDA

1.1.5                        Pregnancy Report

A report of pregnancy in a patient to whom a Medicinal Product has been administered or a report of a pregnancy where the father is a patient or trial subject to whom a Medicinal Product has been administered.

1.1.6                        Receipt

The point at which Biovail (including any member of the personnel of Biovail becomes aware of a report of an Adverse Event or a Pregnancy Report.  For the purposes of this definition, “personnel” includes those persons employed by Biovail or persons engaged by Biovail for the provision of services.

2.                                      Responsibilities and Exchange of Adverse Events and Pregnancy Reports

2.1                                 Biovail shall provide GSK with all information regarding Adverse Events and Pregnancy Reports which it receives arising from any source, in the form in which it is received, within two (2) Days (or four (4) Days in the event the time period would expire during a weekend or public holiday) of Receipt via secure mail (as outlined in Section 3).

2.1.1                        Procedure During Working Hours:  During Biovail working hours (defined as 9:00 AM until 5:00 PM Eastern Time), Biovail will transfer all Medicinal Product-related calls to a central phone number within Biovail, staffed by a trained medically-qualified Biovail employee.

2.1.2                        Procedure After Working Hours:  After the Biovail telephone switchboard closes (5:00 PM Eastern Time on Monday-Friday and all day Saturday and Sunday), instructions on the main number will ask that callers leave a message regarding adverse events and the call will be returned the following business day.

2.2                                 GSK will scan scientific/medical literature for Adverse Events with the Medicinal Products.  However, if Biovail becomes aware of any publication from the scientific literature in which any of the Medicinal Products is a suspect drug, Biovail will forward that publication to GSK by fax within the timeframes specified in Section 2.1.

2.3                                 Biovail will forward a copy of any written correspondence describing an Adverse Event or Pregnancy Report to GSK (including the envelope in which the correspondence was received) within the timeframes specified in Section 2.1.  Biovail will retain the original written correspondence in accord with existing Biovail retention policies.

2.4                                 Biovail will train their staff who will be managing reports regarding Medicinal Product calls, to ensure they have basic knowledge of Adverse Events and Pregnancy Reports and Adverse Event-related procedures.

2.5                                 Biovail will employ sales representatives or other field staff who may learn of Adverse Events or pregnancies during the course of their interactions with practicing health care professionals.  These Adverse Events and pregnancies must be reported by telephone to Biovail immediately in order to ensure the reporting obligation outlined in this Section is met.  Biovail will ensure that all field staff are aware and are trained on this policy.

3.                                      Secure email exchange

3.1                                 Biovail shall ensure that to the extent any Confidential Information is provided by email, that those emails and any attachments sent to GSK are encrypted.

3.2                                 The Parties have agreed that email encryption will be used to secure the exchange of electronic information.

4.                                      Tracking Adverse Events and Pregnancy Reports

4.1                                 Biovail will ensure that each Adverse Event and Pregnancy Report from any source that is provided by Biovail (including follow up data) to GSK in accordance with these terms shall bear:

4.1.1                        the date of its Receipt by Biovail,

4.1.2                        a unique reference number assigned by Biovail, and

4.1.3                        a description of the original source of the Adverse Event or Pregnancy Report (whether healthcare professional, consumer, regulatory authority, literature or otherwise).

4.2                                 Biovail shall conduct appropriate routine checks to confirm that the Adverse Events and Pregnancy Reports that it sends to GSK have been received.

4.3                                 If the confirmation envisaged in Section 2 cannot be obtained Biovail shall immediately re-send the Adverse Event or Pregnancy Report and take reasonable steps to ensure the same does not occur again.

4.4                                 GSK shall hold and maintain a database of Adverse Events and Pregnancy Reports relating to the Medicinal Products.

4.5                                 GSK shall compile and maintain the Periodic Reports (or Periodic Safety Update Reports (PSURs) when applicable) for the Medicinal Products and will provide Biovail with data comparable to a Periodic Report at the time of regulatory submission.

5.                                      Follow up of Adverse Events and Pregnancy Reports

Biovail shall notify GSK of any follow up information about Adverse Events and Pregnancy Reports exchanged under Section 2 which it receives and/or of which it becomes aware in respect of the Medicinal Products to which it has rights in the Territory.  Such notification shall be made in the same timelines set out in Section 2 above.  GSK is responsible for appropriate follow-up of Adverse Events and Pregnancy Reports it receives.

6.                                      Regulatory Authority and other Enquiries

6.1                                 Biovail shall notify GSK forthwith of the receipt of an enquiry from, or the notification of an issue by, a regulatory authority, a healthcare professional or a consumer relating to the Medicinal Products that is directed to it concerning any safety issue.  In each case, Biovail shall provide GSK with all available information it has regarding the enquiry/issue.

6.2                                 Responses to any such queries received by Biovail will be prepared by GSK and provided by GSK to the enquiring regulatory authority within any actual or implied timeframe set by the enquiring regulatory authority for the receipt of a response, and to any healthcare professional or consumer as soon as is reasonably practicable.

7.                                      Audits/Adverse findings by Regulatory Authorities

Provided such audits are requested at reasonable and objectively justifiable times/intervals and that the scope of such audits is reasonable having regard to their intended purpose, GSK

(“Auditor”) shall be entitled to conduct audits to assess Biovail’s (“Auditee”) compliance with the terms of this Agreement.  Provided the Auditor has given Auditee no less than fourteen (14) Days’ prior written notice of its intent to audit, Auditee shall ensure that Auditor may enter onto the premises at which relevant functions are conducted by it or on its behalf in order that the Auditor may conduct a full and proper audit through the inspection of relevant documentation, compliance metrics, systems and personnel interviews.

Auditee shall afford Auditor all reasonable co-operation in the conduct of audits under Section 7.1.

8.                                      Obligations Surviving Termination of this Agreement

8.1                                 Provided the requesting Party shall cover the assisting Party’s reasonable costs of cooperating, the assisting Party shall not unreasonably withhold, refuse or delay a request for assistance in respect of litigation, arbitration or other means of dispute resolution, or in respect of a request for information from a regulatory authority or to secure compliance with a law or regulation.

8.2                                 Each Party shall provide the other with appropriate follow-up data in respect of information provided under this Exhibit 6.09.

9.                                      Key Contacts

Notices required under this Exhibit 6.09 shall be provided to the personnel listed in Appendix A to this Exhibit 6.09.

10.                               Reviews and Revisions

This Exhibit 6.09 will be reviewed every two years and revised as necessary by agreement between the Parties.

Appendix A

Key Contacts

For GlaxoSmithKline

Receiving Adverse Event and Pregnancy Reports and notification of regulatory authority or other inquiries regarding any safety issues	U.S. Case Management Group

e-mail: US-SDE-reports@gsk.com
AND cc: us.naps@gsk.com
Fax: 919-483-5404
Global Clinical Safety and
Pharmacovigilance
GlaxoSmithKline R&D
Five Moore Drive
Mail Code: 5.4376.4C
Research Triangle Park, NC27709-3398

General pharmacovigilance agreement questions	Desma Altobelli	Global Clinical Safety and Pharmacovigilance GlaxoSmithKline R&D Five Moore Drive Mail Code: 5.4384B Research Triangle Park, NC27709-3398 Tel: 919-483-6373 Fax: 919-483-5404

For Biovail

Forwarding Adverse Event and Pregnancy Reports	Name	Address and tel/fax numbers: E-mail address

	Primary: Christopher Chin, PharmD Associate Director, Medical Affairs	Biovail Technologies, LTD 700 Route 202/206 North Bridgewater, NJ 08807 Tel: (908) 927-1869 Fax: (908) 927-1469 christopher.chin@biovail.com Biovail Technologies, LTD

	Secondary: Susan Wnorowski, PharmD Manager, Medical Affairs	700 Route 202/206 North Bridgewater, NJ 08807 Tel: (908) 927-1867 Fax: (908) 927-1467 susan.wnorowski@biovail.com